EXHIBIT 11

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                                                                     EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                          Three Months Ended
                                                              June 30,
                                                   -----------------------------
                                                      1995               1996
                                                   ---------          ----------
Weighted average common
         shares outstanding                          515,125            515,125
Average unallocated ESOP
         shares                                      (39,150)           (35,029)
Weighted average treasury
         shares purchased                                               (36,483)

Common stock equivalents                             475,975            443,613
                                                   =========          =========

Net earnings                                       $ 197,193          $ 132,211
                                                   =========          =========

Per share amount                                   $  .41             $  .30
                                                   =========          =========


Earnings per share have been computed on the treasury stock method.

Beginning with the completed stock offering date of October 11, 1994, the Company accounts for the 41,210 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.